KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 7, 2024, with respect to the financial statements of AMG Pantheon Credit Solutions Fund, incorporated herein by reference, and to the reference to our firm under the headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Independent Registered Public Accounting Firm” in the Prospectus and under the headings “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

New York, New York

March 27, 2024